AMENDMENT TO MASTER SERVICES AGREEMENT

THIS AMENDMENT TO MASTER SERVICES AGREEMENT (this “Amendment”), effective as of May 19, 2025, by and among Russell Investments New Economy Infrastructure Fund, a Delaware statutory trust (the “Fund”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated December 16, 2024 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)

Fund Administration Fee Letter. The Fund Administration Fee Letter to the Agreement hereby is deleted in its entirety and replaced with the Fund Administration Fee Letter attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

RUSSELL INVESTMENTS NEW ECONOMY INFRASTRUCTURE FUND

By:	/s/ Kari Seabrands
Name:	Kari Seabrands
Title:	Treasurer, Chief Financial Officer and Chief Accounting Officer

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Gary Tenkman
Name:	Gary Tenkman
Title:	Chief Executive Officer